UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 26, 2013

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 28, 2012, Equinix, Inc. (“Equinix”), as borrower, and certain of Equinix’s domestic subsidiaries, as guarantors (the “Subsidiary Guarantors”), entered into a Credit Agreement (the “Credit Agreement”) in an aggregate principal amount of $750,000,000, comprised of (i) a $550,000,000 senior secured multi-currency revolving credit facility (the “Revolving Facility”) and (ii) a $200,000,000 senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Facility, as amended and in effect immediately before the below-described Amendment, the “Existing Credit Facility”), with a maturity date of June 28, 2017.

On September 26, 2013, Equinix and the Subsidiary Guarantors entered into an amendment (the “Amendment”) to the Existing Credit Facility (as the terms thereof are amended by the Amendment, the “Amended Credit Facility”) which, among other changes, (i) modifies certain covenants to accommodate Equinix’s potential conversion to a real estate investment trust and related matters, (ii) adds an optional increase feature whereby Equinix may request that the Revolving Facility be increased by up to an additional $250,000,000 in the aggregate, subject to various conditions including the receipt of commitments for such increase from one or more existing lenders or new lenders, (iii) replaces the maximum permitted consolidated senior leverage ratio covenant of 3.25:1.00 (and subsequent stepdowns) with a maximum permitted consolidated senior net leverage ratio covenant of 3.50:1.00 in effect for the remainder of the term of the Amended Credit Facility and (iv) adjusts certain other financial covenants and definitions (including (a) increasing the minimum required consolidated fixed charge coverage ratio from 1.35:1.00 to 1.50:1.00 and (b) fixing the minimum required consolidated tangible net worth covenant at $650,000,000).

For additional information and risks relating to Equinix’s proposed conversion to a real estate investment trust see Equinix’s Quarterly Report on Form 10-Q filed July 26, 2013, including under the section captioned “Item 1A. Risk Factors - Risks Related to REIT Conversion.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: October 2, 2013	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer